EXHIBIT 4(7)

[SEAL OF THE MINISTRY OF FINANCE]
MINISTRY OF FINANCE

DIRECTOR GENERAL

January 29, 2004

CONSENT

RE: REGISTRATION STATEMENT ON SCHEDULE B, REGISTERING U.S.$3,000,000,000 AGGREGATE PRINCIPAL OR MATURITY AMOUNT OF STATE OF ISRAEL BONDS

     I, Joseph Bachar, Director General of the Ministry of Finance of the State of Israel, hereby consent to the reference to the Director General under the caption Official Statements” in the Prospectus of the State of Israel included in the Registration Statement filed by the State of Israel with the United States Securities and Exchange Commission.

/s/ Joseph Bachar
Joseph Bachar
Director General,
Ministry of Finance